Exhibit 16.1

Child, Van Wagoner and Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370 (801) 281-4700

April 28, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner and Bradshaw, PLLC was previously principal accountant for China Industrial Waste Management, Inc., (the “Company”) and reported on the financial statements of the Company as of and for the years ended December 31, 2007, 2006 and 2005. We have read the Company’s statements included under item 4.01 of its Form 8-K dated April 28, 2008, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

Child, Van Wagoner and Bradshaw, PLLC